Exhibit 4.2

Delaware
The First State

    I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND

CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF " NATIONAL LAMPOON, INC."

FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF NOVEMBER, A..D. 2005 AT 10:17 O'CLOCK A..M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3562246 8100 050923582	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 429423 DATE: 11-14-05

State of relaware Secretary of State Division of Corporations Delivered 10:17 AM 11/14/2005 FILED10:17 AM 11/14/2005 SRV 050923582 - 3562246 FILE

AMENDMENT NO. I
OF
CERTIFICATE OF DESIGNATIONS,
PREFERENCES, RIGHTS AND LIMITATIONS
(SERIES C CONVERTIRLE PREFERRED STOCK)

First; The Board of Directors of National Lampoon, Inc., a Delaware corporation (the "Corporation"), duly adopted resolutions setting forth the proposed amendment to the Certificate of Designations, Preferences, Rights and Limitations (Series C Convertible Preferred Stock) or said Corporation, declaring said amendment to be in the best interests of the Corporation and its stockholders. The resolutions setting forth the proposed amendment are substantially as follows:

NOW, THEREFORE, BE IT RESOLVE.% that there shall be added to the Certificate of Designations, Preferences, Rights and Limitations (Series C Convertible PrcfeiTed Stock) the following paragraph, which shall follow the paragraph titled "Common Stock":

"Conversion Price" refers to the method by which the number of shares of Common Stock to be issued upon payment of dividends is computed and means an amount equal to the closing price of the Common Stock as reported by the exchange or regulated quotation service on which the Common Stock is traded on the trading day immediately prior to the date on which the Series C Preferred Stock is converted, provided, however, that if no trades arc made on that day, then the number of shares to be issued will be computed using the closing price on the last day, prior to the date on which the Series C Preferred Stock is converted, on which trades were made and reported. The "Conversion Price" does not refer to, and is not the method by which, the number of shares of Common Stock to be issued upon conversion of the Series C Preferred Stock is computed.

Second: That acting by written consent, the holders of at least a majority of the issued and outstanding shares of the Corporation's capital stock, including the Series C Preferred Stock, consented to the foregoing resolutions and to this First Amendment of Certificate of Designations, Preferences, Rights and Limitations (Series C Convertible Preferred Stock) in accordance with Section 228(a) of the Delaware General Corporation Law.

Third: That the resolutions and this First Amendment of Certificate of Designations, Preferences, Rights and Limitations (Series C Convertible Preferred Stock) was duly adopted hi accordance with the provisions of Section 242(b)(I) of the Delaware General Corporation Law,

IN WITNESS WHEREOF, the undersigned Corporation has caused this First Amendment to Certificate of Designations, Preferences, Rights and Limitations (Series C Convertible Preferred Stock) to be signed by a duly authorized officer as of October 27, 2005.

By: /s/ Douglas S. Bennett
Douglas S. Bennett, President